UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended:

December 31, 2022

ReoStar Energy Corp.

(Exact name of issuer as specified in its charter)

Nevada

(Jurisdiction of incorporation or organization)

20-8428738

(I.R.S. Employer Identification Number)

87 N. Raymond Ave

Suite 200

Pasadena CA 91103

(Address of principal executive offices)

(310) 999-3506

(Registrant's telephone number, including area code)

50,000,000 Shares of Common Stock

(Title of each class of securities issued pursuant to Regulation A)

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K that are forward-looking statements within the meaning of the federal securities laws. The words "believe," "estimate," "could", "expect," "anticipate," "intend," "may", "plan," "seek," "may," and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report on Form 1-K are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive, and market condition and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, taking into account the information currently available to us, our actual performance, results and achievements or outcomes could differ materially from those set forth in the forward-looking statements. These factors include, among other things:

·Our lack of operating history on which to judge our business prospects and management;

·Our ability to raise capital and the availability of future financing;

·Our ability to compete in a highly competitive and evolving industry;

·Our ability to protect our intellectual property;

·Adverse federal, state, and local government regulation and taxation, rendering it difficult for us to monetize our products and services;

·Our ability to protect against and avoid criminal prosecution and civil liability in the U.S., given the illegal status of cannabis under U.S. federal law;

·Unpredictable events, such as the COVID-19 outbreak, and associated business disruptions could harm our financial condition, delay our operations, increase our costs and expenses, and impact our ability to raise capital.

You are cautioned not to place undue reliance on any forward-looking statements included in this Annual Report. All forward-looking statements are made as of the date of this Annual Report on Form 1-K, and the risk that actual results will differ materially from the expectations expressed in this Annual Report will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Annual Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Annual Report, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Annual Report will be achieved.

Item 1. Business

Overview

The Company was originally incorporated in the State of Nevada on November 29, 2004.

The address of our web site is www.reostarenergycorp.com The information at our web site is for general information and marketing purposes and is not part of this report for purposes of liability for disclosures under the federal securities laws.

REOSTAR ENERGY CORP. (ReoStar Energy), a Nevada Corporation, is an oil and gas company that plans on to impacting the environment by helping fund projects that lead towards a Net Zero Carbon Neutral future. We plan to acquire companies in the future to expand our vision and impact the environment positively. ReoStar plans to follow the Carbon Neutral protocols to be a Net Zero Carbon Neutral Energy Company by 2050.

Our Target Market

Our Interested in are anyone of any age, background and ethnicity that are interested in the oil and gas sector. ReoStar Energy Corp. understands that the gas and oil industry are the two largest sectors in the world in terms of dollar value. Generating an estimate of about 1 trillion of dollars of revenue every year. The United States have over 600,000 oil wells producing over 9,000,000 barrels of oil every day worldwide. With the US being the largest oil producer, we believe it is crucial to the economy of the country.

Employees

We currently have one full-time employee. We do not currently have health, dental & vision insurance plans in place. We do not currently have any pension, annuity, profit sharing, or similar employee benefit plans, although we may choose to adopt such plans in the future.

Competition

ReoStar Energy Corp. is a company that is seeking oil and/or natural gas properties with exiting production as well as proven undeveloped reserves to develop and produce. Because many of the companies in the market are privately owned, we understand that we can only attain minimal information about our competitors. Majority of competitors in the market have larger operations and have more resources. Our competitors are OQ Cheniere Energy, Chevron, ExxonMobil Chemical, MOL Group, Air Liquide, ENGIE, Shell, BP, and OMV Group.

Regulatory Environment

We are unaware of and do not anticipate having to expend significant resources to comply with any local, state and governmental regulations. We are subject to the laws and regulations of those jurisdictions in which we plan to offer our products and services, which are generally applicable to business operations, such as business licensing requirements, income taxes and payroll taxes. In general, the development and operation of our business is not subject to special regulatory and/or supervisory requirements.

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this Annual Report. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed elsewhere in this Annual Report.

Results of Operations for the Years Ended December 31, 2022

Company Overview

The Company originally incorporated in the State of Nevada on November 29, 2004. Our corporate business address is: 87 N Raymond Ave Suite 200 Pasadena, CA 91103. Our phone number is (310) 999-3506. Our E-Mail address is info@reostarenergycorp.com

The address of our web site is www.reostarenergycorp.com The information at our web site is for general information and marketing purposes and is not part of this report for purposes of liability for disclosures under the federal securities laws.

ReoStar Energy Corporation is an oil and gas company that plans on to impacting the environment by helping fund projects that lead towards a Net Zero Carbon Neutral future. We plan to acquire companies in the future to expand our vision and impact the environment positively. ReoStar plans to follow the Carbon Neutral protocols to be a Net Zero Carbon Neutral Energy Company by 2050

Financial Conditions and Results from Operations

Results of Operations

There is limited historical financial information about us upon which to base an evaluation of our performance. We have not generated revenues from our operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including the financial risks associated with the limited capital resources currently available to us for the implementation of our business strategies. (See “Risk Factors”). To become profitable and competitive, we must develop the business plan and execute the plan. Our management will attempt to secure financing through various means including borrowing and investment from institutions and private individuals.

Since inception, most of our time has been spent refining and implementing our business plan

During the period from inception to December 31, 2022 we did not generate any income. We incurred total operating expenses of $30.706 consisting of Professional Fees of $23,958, Other Expenses of $475, Miscellaneous Expenses of $50 and Bank Service Charges of $245. Our net loss for the period was $30,706

Liquidity and Capital Resources

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated any revenues since inception and sustained an accumulated net loss of $30,706 for the period from inception to December 31, 2022. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period. The Company’s continuation as a going concern is dependent upon, among other things, its ability to generate revenues and its ability to obtain capital from third parties. No assurance can be given that the Company will be successful in these efforts. The Company currently has no external sources of liquidity such as arrangements with credit institutions or off-balance sheet arrangements that will have or are reasonably likely to have a current or future effect on our financial condition or immediate access to capital.

Our director and officer have made no commitments, written or oral, with respect to providing a source of liquidity in the form of cash advances, loans and/or financial guarantees.

If the Company is unable to raise the funds partially through this offering, the Company will seek alternative financing through means such as borrowings from institutions or private individuals. There can be no assurance that the Company will be able to keep costs from being more than these estimated amounts or that the Company will be able to raise such funds. Even if we sell all shares offered through this Offering Circular, we expect that the Company will seek additional financing in the future. However, the Company may not be able to obtain additional capital or generate sufficient revenues to fund our operations. If we are unsuccessful at raising sufficient funds, for whatever reason, to fund our operations, the Company may be forced to seek a buyer for our business or another entity with which we could create a joint venture. If all of these alternatives fail, we expect that the Company will be required to seek protection from creditors under applicable bankruptcy laws.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements.

Going Concern

These financial statements have been prepared on a going concern basis, which assumes that the Company will be able to meet its obligations and continue its operations for the next twelve months. The Company expects to incur further losses in the development of the business. These factors indicate the existence of material uncertainties that may cast significant doubt upon the Company's ability to continue as a going concern. As a result, the Company may be unable to realize its assets and discharge its liabilities in the normal course of business. The Company's ability to continue as a going concern is dependent on its ability to obtain necessary financing to meet its corporate expenditures and discharge its liabilities in the normal course of business. Although the Company has been successful in obtaining financing during the year ended December 31, 2022 there can be no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms advantageous to the Company.

Item 3. Directors and Officers

Directors, Executive Officers and Significant Employees

The table below sets forth our directors and executive officers of as of the date of this Annual Report.

Name (1)	Position	Age	Term of Office	Hours/Week
Peter Koch	CEO, Director, Chairman, Compliance	58	From January 13, 2021 August 30, 2021	Full time
Michael Latjay	CEO, Director,Chairman, Compliance	57	August 30 2021-	Full time
Larry T. Myers	COO	81	August 30 2021-	Full time
Alexander Johnson	Secretary/ Treasurer	39	August 30, 2021 –	Full time

Business Experience

 Michael Lajtay Chief Executive Officer, Director

Mr. Michael Lajtay is a veteran of the automotive and consumer products industries, having worked for Vector Aeromotive Corporation, automobili Lamborghini USA, Inc. and Lotus Cars USA, Inc.  Since 2016, he has served as an officer of several publicly traded companies, handling strategic mergers, investor press and product development. Mr. Lajtay is the owner of numerous trademarks registered with the US Patent and Trademark Office, including “Jugular®”, “Go for the Jugular®” and “Takedown®”.   He was the exclusive licensee of UFC Hall of Fame Inductee and 4 Time Heavyweight Champion Ken Shamrock for beverages.  In 2001, Mr. Lajtay obtained the endorsement of Pro Football Hall of Fame Inductee and Super Bowl XXIX MVP Steve Young for his Jugular® Energy Drink, which debuted strongly in 75 Wal-Mart locations.  Mr. Lajtay also produced the “Jugular® Street Luge Racing” video game under an exclusive license with Activision.  This game was based on Mr. Lajtay’s Championship Street Luge and Downhill Skateboarding Team, which won Bronze, Silver and Gold Medals at the X-Games and The Gravity Games on NBC Sports.  Mr. Lajtay appeared in the Fast Track section of Entrepreneur Magazine in October 1997.  On April 11, 2000 The Los Angeles Times featured an article about Mr. Lajtay on the front page of their Business Section along with a color photo of him.  The Entrepreneur Press also wrote a Chapter about Mr. Lajtay in the book entitled, “Extreme Entrepreneur”, written by Mr. Mark Baven in 2001.  He has also appeared in License Magazine & Sportswear International Magazine, among numerous other publications.

Beginning in February 1987 at the age of 20, Mr. Lajtay served as a member of the founding management team of Vector Aeromotive Corporation – manufacturers of the Vector W8 Twin-Turbo Exotic Sports Car.  Vector was 1 of only 4 publicly traded automobile manufacturers in the USA at the time.   Mr. Lajtay helped the company to raise more than $15 million via an IPO in November 1988 and a secondary offering in May 1989.  He also helped to launch the company’s sales, marketing and investor relations programs.  Mr. Lajtay was profiled in the August 2004 issue of Automobile Magazine for his experience working at Vector.   The Vector W8 appeared on the cover of every major automotive publication and television program in the world, including Road & Track, Car & Driver, Motor Trend, Automotive News, The DuPont Registry, Fast Lane, Automobile Magazine as well as hundreds of others.  Each car had a retail price of $478,500 in the early 1990’s, only 22 were built.  Members of the Saudi Royal Family and tennis great Andre Agassi added Vectors to their collections.   The Vector appeared in the film, “The Rising Sun”, which starred Sean Connery and Wesley Snipes.  In March 1993 Vector was acquired by Megatech Ltd. a multi-billion dollar Indonesian conglomerate led by Indonesia’s President Suharto at the time.   Megatech acquired Lamborghini from Chrysler for $40 million during this same period. Automobili Lamborghini S.p.A. and Vector Aeromotive were then merged by their new common owner. 14 Lamborghini Diablo powered Vector M12’s were subsequently produced.  In 2006, Mr. Lajtay served as a marketing, promotions and licensing consultant to Lotus Cars USA, Inc. in Duluth, GA, reporting to the President and CEO, Mr. Robert A. Braner.  Mr. Braner served as President and CEO of Automobili Lamborghini USA, Inc. and Vector Aeromotive Corporation prior to this appointment.  Mr. Braner and Lotus are credited with helping to launch Tesla’s product line in 2008.   The Tesla Roadster was the first fully electric sports car and was based on the Lotus Elise platform which Lotus provided to the company’s Founder, Mr. Elon Musk.

Mr. Lajtay graduated with Honors from with a B.A. in Economics from Claremont McKenna College in Claremont, CA in May 1988 serving as Senior Class President.  Claremont McKenna College is among the most selective colleges in the US, admitting only 9 out of every 100 applicants, one of the lowest acceptance rates of any college.  Only 120 students annually are able to qualify for an Economics degree from Claremont McKenna, as it is currently ranked #1 in Economics worldwide on collegefactual.com.  Mr. Lajtay was a student of famed management Professor Peter F. Drucker, who received the President Medal of Freedom in 2002.   Mr. Lajtay also received a Presidential Academic Fitness Award from President Ronald Reagan in June 1984 at the age of 17, one of only a handful of recipients from California at the time.

Larry T. Myers Chief Operation Officer

Larry T. Myers is the CEO/Owner of L. Myers Associates, he was born in 1943 in Harrisburg, Pennsylvania.  He attended City Schools and graduated in 1961 from Bishop McDevitt High School.  From 1961 to 1975 he held positions with Federal, State and private industry.  His positions included business administration,

sales/marketing, import/export and systems analysis.  In 1970 he started his own business part-time out of his home in the advertising specialty industry, acting as a distributor for various industry manufacturers.  In November, 1976 he acquired a 2,000 square foot building and added two employees and now working full-time,

he expanded into light manufacturing of advertising specialties & signage.  Continuing with the expansion in June, 1983 he secured a 10,000 square foot manufacturing plant in Harrisburg and increased his staff to 15. In 1988, he acquired a 28,000 square foot building in Harrisburg and increased his manufacturing capabilities to specialty printing, specializing in labels, decals and tickets.   L. Myers and Associates is a complete in-house manufacturer of advertising specialties, embroidered/printed apparel, labels, decals, tickets, contract packaging, fulfillment and warehousing services.

Alexander Johnson, Secretary/Treasurer

Alexander Johnson has over 15 years of general accounting, financial analyst and project management experience in the government consulting services industry.  Alexander Johnson began his career 2006 with CACI International, Inc. as a program control/financial analyst managing the financials for various government contracts and helping to build the pricing model for cost proposals for multiple contracts as well.   Alex spent a little under 5 years with CACI International, Inc. before joining Booz Allen Hamilton in 2011 as a senior consultant/program control specialist.  After working for Booz Allen Hamilton for 3 years he went on to join Deloitte Consulting, LLC in 2014 as a lead financial analyst.  After 6 years with Deloitte Alex joined Mission Essential, LLC in 2020 as a project control analyst.  He then went on to join Guidehouse in 2021 as senior project controller/finance manager.  Over the past 15 years of Alex’s professional career, he has successfully managed multiple government contracts for various different government clients and other government consulting service contractors. The total contract award amounts were in excess of $100 million and annual fiscal year budgets funded were in the amount of over $50 million dollars annually.  Alex has also assisted with budgeting, forecasting and financial statement preparations for monthly, quarterly and fiscal year end closing reports.  Alexander Johnson holds a B.S. in Accounting from Old Dominion University and a M.S. in Accounting and Information Systems from the University of Maryland University College.

Involvement in Certain Legal Proceedings

To our knowledge, none of our current directors or executive officers has, during the past ten years:

·been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

·had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he or she was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

·been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

·been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

·been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

 ·been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the Exchange Act)), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member

Except as set forth above and in our discussion below in "Security Ownership of Management and Principal Shareholders - Transactions with Related Persons," none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

We are not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, we believe will have a material adverse effect on our business, financial condition or operating results

Compensation of Executive Officers

During the Company's fiscal year ended December 31, 2021, the Company paid the following cumulative consulting fees and salaries to their executive officers (reported in Canadian dollars unless otherwise noted):

Name (1)	Received (2)	Cash Compensation 2021	Cash Compensation 2022	Other Compensation	Total Compensation
Michael Latjay	CEO/Director	-	-	-	-

Peter Koch CEO/Director

Director Compensation

We currently do not have any other directors besides Peter Koch CEO formerly and Michael Latjay currently. Upon completion of this Offering, the Company may decide to compensate the Director with payment but at this time only Common shares has been issued.

Employment Agreements

We have not entered into employment and consulting agreements with the executive officers and employees. We may enter into employment agreements with key executives and employees in the future. A stock incentive program for our directors, executive officers, employees and key consultants may also be established.

Certain Relationships

None

Item 4. Security Ownership of Management and Certain Securityholders

The following table shows the beneficial ownership of our Common Shares, as of December 31, 2022 held by (i) each person known to us to be the beneficial owner of more than 10% of any class of our voting securities; (ii) each director who is the beneficial owner of more than 10% of any class of our voting securities; (iii) each executive officer who is the beneficial owner of more than 10% of any class of our voting securities; and (iv) all directors and executive officers and management as a group. As of July 31, 2020, there were 16,000,000 Common Shares issued and outstanding.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Common Shares subject to options and warrants currently exercisable or which may become exercisable within 60 days of the date of this Offering Circular, are deemed outstanding and beneficially owned by the person holding such options or warrants for purposes of computing the number of shares and percentage beneficially owned by such person but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, the persons or entities named have sole voting and investment power with respect to all Common Shares shown as beneficially owned by them.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over their shares of common stock, except for those jointly owned with that person's spouse. Percentage of beneficial ownership before the offering is based on 16,000,000 shares of common stock outstanding as of December 31, 2022. Unless otherwise noted below, the address of each person listed on the table is c/o REOSTAR ENERGY CORP.

Common Shares Beneficially Owned Prior to Offering

Name and Position of Beneficial Owner	Number	Percent
Ravens Paradise Holdings LLC – UBO Peter Koch – CEO/Director	54,750,000	67.80%

Item 5. Interest of Management and Others in Certain Transactions

Transactions with Related Persons

The Company’s officers and directors own the majority of the issued and outstanding controlling shares of the Company. Consequently, they control the operations of the Company and will have the ability to control all matters submitted to stockholders for approval, including, but not limited to:

·Election of the Board of Directors

·Removal of any Directors

·Amendments to the Company’s Articles of Incorporation or bylaws;

·Adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination.

Thus, our officers and directors will have control over the Company’s management and affairs. Accordingly, this ownership may have the effect of impeding a merger, consolidation, takeover or other business combination, or discouraging a potential acquirer from making a tender offer for the Common Stock.

Review, Approval and Ratification of Related Party Transactions

To date we have not adopted formal policies and procedures for the review, approval or ratification of related party transactions with our executive officers, directors and significant shareholders. Subsequent to the year ended November 30, 2021, we have begun to establish formal policies and procedures so that such transactions will be subject to the review, approval or ratification of our Board, or an appropriate committee thereof. Until such a time where the policies are formally adopted, our directors will continue to approve any related party transactions.

Item 6. Other Information

Regulation A+ Tier 2

The Company is currently engaged in a Regulation A+ offering of up to 50,000,000 Common Shares of stock which was Qualified on January 19, 2022. Additional information can be found at https://www.sec.gov/Archives/edgar/data/0001335288/000172186821000882/0001721868-21-000882-index.html

Change of Control and Address

No Changes of control.

Item 7. Financial Statement

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Reostar Energy Corp.

Report on the Financial Statements

We have audited the accompanying balance sheets of Reostar Energy Corp. (the Company), which comprise the balance sheets as of December 31, 2022 and 2021, and the related statement of Operations, Changes in Stockholder’s Equity, and Cash Flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatements.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 3 to the financial statements, the Company has not generated any revenues since inception and sustained losses of $114,433. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Reostar Energy Corp., as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matters-Risks and Uncertainties

The Company is not able to predict the ultimate impact that COVID -19 will have on its business. However, if the current economic conditions continue, the pandemic could have an adverse impact on the economies and financial markets of many countries, including the geographical area in which the Company plans to operate.

We have served as the Company’s auditor since 2021.

Denver, Colorado May 17, 2023 PCAOB #6778

Balance Sheet

ReoStar Energy Corp., Inc.

December 31, 2022 and December 31, 2021

	2022	2021
Assets	$	$
Total Cash and Bank	4,952	(12)
Total Other Current Assets	—	—
Total Assets	4,952	(12)

Liabilities
Total Current Liabilities	15,385	15,385
Total Long-term Liabilities	24,000	—
Total Liabilities	39,385	15,385

Commitment and Contingencies

Equity
Common Stock, 100,000,000 authorized, 88,343,919 and 80,743,919 issued and outstanding at December 31, 2022 and 2021, respectively	3,686	1,463
Common stock to be issued	300	3
Additional paid in capital	76,014	16,864
Total Retained Earnings (Deficit)	(114,433)	(33,727)
Total Equity	(34,433)	(15,397)

Total Liabilities and Stockholder's Equity	4,952	(12)

(See accompanying notes to these financial statements)

Income Statement
Reostar Energy Corp.
Period ending Dec. 31, 2022

	2022	2021
	$	$
Total Income	-	-

Total Cost of Goods Sold	-	-

Gross Profit	-	-

Operating Expenses
Professional Fees	73,958	32,138
License and Fees	1,883	800
Travel Expense	1,792	619
Accounting Fees	1,500
Advertising & Promotion	784
Other Expense	475
Bank Service Charges	254	163
Miscellaneous Expense	50
Meals and Entertainment	10	6
Total Operating Expenses	80,706	33,727

Net Income (Loss)	(80,706)	(33,727)

Average Shares Outstanding	81,639,261	80,743,919

Net Loss Per Common Share	(0.00)	(0.00)

(See accompanying notes to these financial statements)

ReoStar Energy Corp.

Statements of Operations

Period ending December 31, 2022

	2022	2021
Operating Activities	$	$
Net Loss for the period	(80,706)	(33,727)
Stock based compensation (non-cash)	61,670	—
Net cash from operating activities	(19,036)	(33,727)

Financing Activities
Shareholder Loan	—	33,715
Proceeds from Note Payable	24,000	—
Net Cash from Financing Activities	24,000	33,715

OVERVIEW
Starting Balance	-11.59
Gross Cash Inflow	24,000	33,715
Gross Cash Outflow	(19,036)	(33,727)
Net Cash Change	4,964	(12)
Ending Balance	4,952	(12)

(See accompanying notes to these financial statements)

Statement of Stockholders' Equity

ReoStar Energy Corp.

Period ending December 31, 2022

	Common Stock
	Shares	Amount	Additional Paid-in-capital	Common stock to be issued	Retained Earnings	Total Stockholders' Equity
					—	—
Restricted shares	66,113,924	—	—		—	—
Non-restricted shares	14,629,995	1,463	16,864	3		18,330
Net Income	—	—	—		(33,727)	(33,727)

Stockholders' Equity Dec. 31, 2021	80,743,919	1,463	16,864	3	(33,727)	(15,397)

Restricted shares		—	—		—	—
Non-restricted shares	7,600,000	760	59,150	297		61,670
Net Income	—	—	—		(80,706)	(80,706)

Stockholders' Equity Dec. 31, 2022	88,343,919	3,686	76,014	300	(114,433)	(34,433)

(See accompanying notes to these financial statements)

ReoStar Energy Corp.

NOTES TO FINANCIAL STATEMENTS

For the years ended December 31, 2022 and 2021

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

ReoStar Energy Corp. (the “Company”) was incorporated in the State of Nevada on November 29, 2004. The Company is in the development stage whose purpose is to provide an international online e-commerce platform specializing in unique exclusive products from the Asian market sector.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Development Stage Company

The Company is considered to be in the development stage as defined in ASC 915 “Development Stage Entities.” The Company is devoting substantially all of its efforts to the development of its business plans. The Company has elected to adopt early application of Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements; and does not present or disclose inception-to-date information and other remaining disclosure requirements of Topic 915.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Start-Up Costs

In accordance with ASC 720, “Start-up Costs”, the Company expenses all costs incurred in connection with the start-up and organization of the Company.

Cash

Cash includes cash in bank only.

Revenue Recognition

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”) and Accounting Standards Codification (“ASC”) Subtopic 340-40, Other Assets and Deferred Costs - Contracts with Customers (“ASC 340-40”), (collectively, “Topic 606”). On November 30, 2020, the Company adopted Topic 606. ASU 2014-09 requires entities to recognize revenue through the application of a five-step model, which includes identification of the contract, identification of the performance obligations, determination of the transaction price, allocation of the transaction price to the performance obligations and recognition of revenue as the entity satisfies the performance obligations. The Company implemented ASU 2014-09 for the annual reporting period as of November 30, 2021, which resulted in no changes to our financial statements as there is no revenue reported in the year presented.

Earnings Per Share

In accordance with accounting guidance now codified as FASB ASC Topic 260, “Earnings per Share,” Basic earnings (loss) per share (“EPS”) is computed by dividing net profit/loss available to common stockholders by the weighted average number of common shares outstanding during the period, excluding the effects of any potentially dilutive securities. The number of common shares that are exercisable or converted into common stock is not material to effect diluted EPS results.
Further, since the Company showed a loss for the period presented, basic and diluted loss per share is the same for the period.

Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, “Accounting for Income Taxes”. The asset and liability method provide that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities and for operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized. As of November 30, 2021, the Company did not have any amounts recorded pertaining to uncertain tax positions.

Fair Value Measurements

The Company adopted the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures”, which defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements.

The estimated fair value of certain financial instruments, including cash and cash equivalents are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities.

Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable.

Level 3 — inputs that are unobservable (for example cash flow modeling inputs based on assumptions).

The Company has no assets or liabilities valued at fair value on a recurring basis.

Year End

Through a Board Resolution on December 20th, 2021, the company changed its year end to December 31st for accounting purposes.

NOTE 3 - GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has not generated any revenues since inception and sustained an accumulated net loss of $(64,433) for the period from inception to December 31, 2022. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period.  The Company’s continuation as a going concern is dependent upon, among other things, its ability to generate revenues and its ability to obtain capital from third parties.  No assurance can be given that the Company will be successful in these efforts.

Management plans to raise significant capital through investors to capitalize its business plan.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4 – LONG-TERM LIABILITIES

On September 27, 2022, the Company entered into a note payable agreement with a third party. As part of the agreement, the purchaser acquired 1,200,000 shares of stock at $0.20 per share, in exchange for a note payable of $24,000. The note payable is non-interest bearing and has no set due date.

NOTE 5 - INCOME TAXES

The reconciliation of income tax benefit at the U.S. statutory rate of 21% for the period ended December 31, 2022 to the Company’s effective tax rate is as follows:

Income tax benefit at statutory rate	$16,948
Change in valuation allowance	(16,948)
Income tax benefit per books	$0

The tax effects of temporary differences that give rise to the Company’s net deferred tax assets for the period ended December 31, 2022 are as follows:

Net Operating Loss	$(16,948)
Valuation Allowance	16,948
Net deferred tax asset	$0

The Company has approximately $(30,706) of net operating losses (“NOL”) carried forward to offset taxable income, if any, in future years which expire commencing in fiscal 2037. In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on the assessment, management has established a full valuation allowance against all of the deferred tax asset relating to NOLs for every period because it is more likely than not that all of the deferred tax asset will not be realized.

NOTE 6 – COMMITMENT AND CONTINGENCIES

The Company entered a month-to-month lease agreement with Cross Camps-Pasadena office space in Pasadena, California executed on November 23rd, 2020 at a rate of $355.00/month. Rent was paid by a third party for the benefit of ReoStar Energy Corp.

NOTE 7 – STOCKHOLDERS’ EQUITY

Authorized Stock

The Company has authorized 100,000,000 common shares with a par value of $0.0001 per share. Each common share entitles the holder to one vote, in person or proxy, on any matter on which action of the stockholders of the corporation is sought.

The Company has no authorized preferred shares at this time but may deem it advisable to authorize one or more class(es) of Preferred Stock.

The Company ownership contributed $32,100 for operating purposes in exchange for 15,000,000 common shares. These shares were authorized by the Board on November 25th, 2020 and are the only issued and outstanding shares as at November 30, 2021.

During the accounting period, ownership stake was increased by 1,000,000 shares per the initial contribution amount (see prior paragraph).

During the year ended December 31, 2022, the Company issued $7,600,000 shares in exchange for services valued at $61,670.

NOTE 8 – SUBSEQUENT EVENTS

The Company filed a Form 1-A (File No. 024-11409) that was Qualified by the SEC on 04/02/2021. The Company has begun the process of raising capital under the Form 1-A.

The Company has evaluated subsequent events through the date these financials were made available for issuance and concluded that no other subsequent events have occurred that would require recognition in the Financial Statements or disclosure in the Notes to the Financial Statements.

SIGNATURES

Pursuant to the requirements of Regulation A+, the issuer has duly caused this Annual Report on Form 1-K to be signed on its behalf by the undersigned, thereunto duly authorized, in Delaware on June 14, 2022.

ReoStar Energy Corp.

By:	/s/ Michael Lajtay
Name:	Michael Lajtay
Title:	President, CEO, Director